Genta to Support Initiation of New Clinical Trial using Ganite® as Treatment for Life-Threatening Infections in Patients with Cystic Fibrosis

BERKELEY HEIGHTS, NJ – December 2, 2009 – Genta Incorporated (OTCBB: GETA) announced that the Company will supply Ganite® (gallium nitrate injection) for a new clinical trial that will be initiated in patients with cystic fibrosis (CF) who may develop serious infections.

Infection is the most common cause of death in CF patients.  Frequently, these infections are due to bacteria known as Pseudomonas aeruginosa, and patients are commonly treated with years of antibiotic therapy to control such infections.  However, prolonged antibiotic use has greatly increased resistance due to genetic mutations.  In addition, Pseudomonas has evolved protective mechanisms known as “biofilms” that encase colonies of bacteria and prevent antibiotics from reaching infection sites.   Bacteria in biofilms are far more resistant to being killed.  Recent information has suggested that gallium may be used as an anti-bacterial agent against Pseudomonas, in part due to its ability to disrupt biofilms.

The initial clinical trial using a gallium compound for this purpose will involve patients with cystic fibrosis who will be treated at the University of Washington in Seattle, WA and the University of Iowa, Iowa City, IA.  If initial results are promising, additional trials will be conducted with additional medical centers and a larger number of patients.  Genta has provided cross-reference to its Investigational New Drug (IND) exemption for Ganite®, and the Company will supply the drug at no cost to patients in the trial.  The study is also supported by grants awarded by the Orphan Products Division of the Food and Drug Administration (FDA) and by the Cystic Fibrosis Foundation.

“Work from our center has established that gallium can be used as a 'Trojan horse' that interferes with how iron is used by Pseudomonas”, said Dr. Christopher H. Goss, Associate Professor of Medicine at the University of Washington, who is the Principal Investigator of the trial.  “Our preliminary data suggest that gallium exploits potentially vulnerable mechanisms in Pseudomonas by disrupting biofilms and killing antibiotic-resistant strains of bacteria.  This study is the first formal pharmacokinetic and safety evaluation of gallium in patients with cystic fibrosis.”

“This trial represents the rapid clinical translation of enormously promising observations”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “Initial results from our first CF patient showed that systemic treatment achieved target gallium levels in sputum, and that these levels could be sustained for a prolonged duration.  Pseudomonas infections in CF are exceptionally difficult to eradicate.  If initial results of the IV drug in this trial are promising, future patients might also benefit from extended therapy that could be afforded by one of our oral gallium compounds.”

Further background on this work from the Universities of Washington and Iowa can be accessed here: http://www.jci.org/articles/view/30783/pdf.

About Ganite®

Ganite® is exclusively marketed by Genta and is approved in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration.  The potential use(s) described in the release are investigational and have not been approved.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

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•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies such as the U.S. Food and Drug Administration (“FDA”);
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•	the commencement and completion of any clinical trials;
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•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, the financial ability to sustain further followup in the AGENDA trial, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
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•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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